EXHIBIT 10.1
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                             AMENDMENT TO THE
                       LASALLE PARTNERS INCORPORATED
                    1997 STOCK AWARD AND INCENTIVE PLAN



      WHEREAS, LaSalle Partners Incorporated (the "Company") maintains the 1997 Stock Award and Incentive Plan (the "Plan") for the benefit of directors (including non-employee directors), selected employees and independent contractors of the Company (the "Participants"); and

      WHEREAS, the Company has determined that amending the Plan in certain respects is in the best interest of the Participants; and

      WHEREAS, Section 10(e) of the Plan provides that the Board of Directors of the Company (the "Board") may at any time and from time-to-time alter, amend, suspend or terminate the Plan in whole or in part, and the Board has adopted a resolution approving such an amendment to the Plan;

      NOW THEREFORE, the Plan has been amended effective December 11, 1997 as follows:

      1. Section 9(b) of the Plan has been amended in its entirety to read as follows:

  b. ELECTED OPTIONS. Each Non-employee director may, at any time prior to the commencement of any calendar year during which he or she will serve as a member of the Board, irrevocably elect to receive, in lieu of the annual directors' retainer payable to such non-employee director with respect to such calendar year, an Option (an "Elected Option") to purchase shares of Stock. With respect to the annual retainer payable to a New Director for the first calendar year (beginning with the 1998 calendar year) of his or her Board service, such an election must be made within five (5) days of his or her election or appointment to the Board and prior to the performance of any significant service with respect to such first year. The number





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      of shares of Stock covered by an Elected Option shall be the number
(rounded to the nearest whole number of shares) equal to (i) the annual retainer divided by (ii) the value, as determined by application of the Black-Scholes Option Pricing Model (the "Black-Scholes Model"), of a ten year option with respect to one (1) share of Stock and with an exercise price equal to the exercise price at which the Elected Option will be granted. The Black-Scholes Model calculation shall be based upon the volatility of the Stock over the period (i) beginning on the later of (x) the date which is ten (10) years before the date of grant of the Elected Option and (y) July 17, 1997 and (ii) ending on the date of grant of the Elected Option. The risk fee rate of return for purposes of the Black-Scholes Model calculation shall be the yield (based on the "ask price") with respect to "U.S. Treasury Strips" with a maturity which is closest to the date which is ten (10) years from the date of grant of the Elected Option, as reported in the Wall Street Journal (or, to the extent that such yield is not quoted in the Wall Street Journal, such other rate as determined by the Committee) on the date of grant of the Elected Option (or, if not published on the date of grant, the last date preceding the date of grant on which the Wall Street Journal is published). An Elected Option shall be granted on December 31 of the year in which the annual retainer to which it relates is earned.

Section 9(c)(ii) of the Plan has been amended and restated in its entirety to read as follows:

      (ii) The exercise price of Automatic Options and Elected Options shall be equal to the Fair Market Value of the shares of Stock subject to such Automatic Options and Elected Options on the date of grant.

      2. Except as herein modified, all the terms, conditions and provisions of the LaSalle Partners Incorporated 1997 Stock Award and Incentive Plan are hereby ratified, confirmed and carried forward.